US PRECIOUS METALS, INC. METALS PROVIDES COMPANY UPDATE

November 7, 2014. US Precious Metals, Inc. (USPR-OTCQB) is providing the following historical compilation of prior milestones regarding our Mexican concessions and an update on current developments regarding certain corporate and exploration events:

•	On May 22, 2013, the Company USPR and Mesa Acquisition Group, LLC (MAG) entered into a Joint Venture to perform three phases of work on its Mexican concessions. The election to proceed with Phases 2 and 3 was at the sole determination of MAG. Phase 1 consisted of satellite imaging and a detailed VERS/geophysical study on approximately 2,000 acres of its total 37,000 acre concession. Phase 2 consisted of a $10 million commitment for infrastructure expenditures in advance of mining operations. Phase 3 was the commitment of $40 million plant build and commencement of mining operation paid by MAG.
•	On September 19, 2013, the Company announced that it had received the results of the satellite imaging from MAG which identified 71 anomalies on the 2,000 acres.
•	On October 7, 2014, the Company announced that it had received partial results from the groundwork performed on the 2,000 acres (VERS/geophysical study).

•	In a recent letter to the Company from MAG (See Form 8-K filed with the Securities and Exchange Commission (Commission) on this date regarding the MAG Phase Development update), MAG informed the Company that it retained its own geological/geophysical consultants to analyze and interpret all of the recent imaging and geophysical results and to provide internal assumptions. Their analysis concluded that the property demonstrates tremendous value and suggested a strategy change from our originally contemplated operational joint venture to an extensive drilling campaign. It also indicated that they prepared to commit the originally contemplated funds to this new strategy, subject to further agreement with the Company regarding the details of this strategy.
•	Separately, the Company has sought industry experts to determine the most value driven proposition for shareholders, meaning whether the Company should proceed with mining operations under the MAG JV or embark on a drilling campaign to prove-up reserves with an ultimate goal of selling the property. In this regard, the Company on November 6, 2014, appointed Dr. Michael Berry to its Advisory Board of Directors as an advisor to the Chairman and on November 5, 2014, appointed Scott Hartman as a Director and as Director of Mergers and Acquisitions. Mr. Hartman has extensive experience in mergers and acquisitions and Dr. Berry is a renowned mining analyst. (See Form 8-K filed with the Securities and Exchange Commission on this date regarding the appointment of Mr. Hartman and Mr. Berry).
•	Based upon our initial discussions with third parties, including MAG, the Company is considering that its most value driven proposition would be to initiate an extensive drilling campaign targeting the anomalies and results of the VERS/geophysical campaign.
•	Through the efforts of Mr. Hartman, the Company intends to raise an initial round of funds to satisfy the recently announced debt restructuring with our former lawyers (See Form 8-K filed with the Commission on November 4, 2014 regarding the restructured debt) and to provide deposits for the anticipated drilling campaign. In addition, the Company expects that Mr. Hartman will spearhead discussions with MAG to address the proposed drilling campaign as well as arrange outside financing for our corporate overhead.

•	Finally, Plasma Technologies Holdings, LLC recently informed the Company that it is fully funded to complete its plant upgrade and expects to be in commercial operations during the first calendar quarter of 2015. In addition, the Company is in discussions with PTH to obtain partial ownership of PTH, including revenues derived from commercial operations and worldwide licensing rights and patents for the use of plasma technology in precious metals recovery.

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For further information, visit the Company’s website: www.usprgold.com.

This press release may contain certain "forward-looking statements" relating to the business of U.S. Precious Metals, Inc. and its subsidiary. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects", “intended” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's annual report of Form 10-K and its periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Investment & Company Information

Contact:

Steve Chizzik
Investor relations
The Verrazano Group, LLC
+1(973) 232 5132